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                                                                       EXHIBIT 8


                        [LETTERHEAD OF LATHAM & WATKINS]





                                November 19, 1999









SRFG, Inc.                                 Sears, Roebuck and Co.
3711 Kennett Pike                          3333 Beverly Road
Greenville, Delaware  19807                Hoffman Estates, Illinois  60179

         Re:  Sears Credit Account Master Trust II, Series 1999-3
              Registration Statement on Form S-3
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Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-3 (Registration No. 33-97744), registering credit card pass-through certificates representing undivided interests in the Sears Credit Account Master Trust II (the "Trust") and the related Prospectus and Prospectus


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LATHAM & WATKINS

         SRFG, Inc.
         Sears, Roebuck and Co.
         November 19, 1999
         Page 2


         Supplement, each dated November 15, 1999 (together, the "Prospectus"), to be filed by you with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the issuance pursuant to the Registration Statement of Series 1999-3 6.45% Class A Master Trust Certificates (the "Series 1999-3 Certificates"), you have requested our opinion regarding the description of material tax consequences related to the issuance of the Series 1999-3 Certificates (the "Offering") as described in the Prospectus. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Prospectus.

                  Our opinion is based on our examination of the Prospectus, the Pooling and Servicing Agreement dated as of July 31, 1994, as amended, among Sears, Roebuck and Co. as Servicer, SRFG, Inc. (formerly Sears Receivables Financing Group, Inc.) as Seller and Bank One, National Association (formerly The First National Bank of Chicago) as Trustee of the Trust, and such other documents, instruments and information as we considered necessary. Our opinion also is based on (i) the assumption that neither the Trustee nor any affiliate thereof will become either the Servicer or the delegee of the Servicer; (ii) the assumption that all agreements relating to the creation of the Trust will remain in full force and effect; (iii) the assumption that all agreements and documents required to be executed and delivered in connection with the issuance and sale of the Series 1999-3 Certificates will be so executed and delivered by properly authorized persons in substantial conformity with the drafts thereof as described in the Prospectus and such agreements will remain in full force and effect; (iv) currently applicable provisions of the federal income tax laws, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice; (v) currently applicable provisions of the income tax laws of Illinois, including regulations, judicial and other authority that we consider relevant; and (vi) legal opinions rendered by local tax counsel retained by Sears and SRFG relating to the income and/or franchise tax laws of Arizona, Delaware, Georgia, Ohio and Texas (upon which we have relied for purposes of rendering our opinion with respect to the laws of such states).

                  Based on the foregoing, as of the date hereof, we adopt and confirm the statements under the captions "Certain Federal Income Tax Consequences" and "Certain State Tax Consequences" as our opinion of the material tax consequences of the Offering, to the extent such statements constitute legal conclusions. We hereby consent to the filing of this opinion as part of the Trust's Current Report on Form 8-K, dated November 19, 1999.

                                             Very truly yours,

                                             /s/ Latham & Watkins